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                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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[X]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           COMMUNITY BANCSHARES, INC.
  ----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                     [COMMUNITY BANCSHARES, INC. LETTERHEAD]

                                 March 30, 1999

DEAR STOCKHOLDERS:

         You may have recently received a letter from a small group of stockholders led by Bryan Corr and members of his family, who are using the alias "Stockholders for Integrity and Responsibility." We want you to know that the Corr group's letter contains a number of false and misleading statements. Some of their accusations are simply false, others are misleading half-truths that conveniently fail to mention the rest of the story. We regret that the Corr group has elected to try to mislead you in their self-serving efforts to publicly attack your Company and its management, but we're confident that you will not be fooled by Bryan Corr and his dissident group.

A SUCCESSFUL PAST AND A PROMISING FUTURE

         On a positive note, 1998 was another successful year for Community Bancshares. We appreciate the contributions of our valued stockholders, employees and customers in achieving these results. We're also excited about the future of your Company. With your continued support, we expect to achieve even greater success and growth.

         GROWTH IN SIZE. During 1998, we saw significant growth in size. Total assets increased to $603.2 million, up from $491.8 million at the end of 1997. Total deposits increased to $538.6 million, up from $440.9 million at the end of 1997, and total net loans increased to $433.9 million, up from $326.1 million at the end of 1997. These amounts are more than double what they were at the end of 1994.

         GROWTH IN PROFITS, DIVIDENDS AND STOCK PRICE. We also saw increases in profitability, dividends and stock price. Net income increased to $3.6 million, up from $3.5 million in 1997 and up 33% since 1994. Cash dividends increased to $1.00 per share, up from $0.75 in 1997 and $0.50 in 1996, all stated in pre-split amounts. At the end of 1998, shares of Community Bancshares common stock traded at $20 per share, up from $15 per share at the end of 1997 and $11.50 per share at the end of 1996 (after adjusting for last year's stock split). Over the five year period from January 1, 994 to December 31, 1998, the stock appreciation plus dividends gave our shareholders an average annual return of 18.9%.

         GROWTH IN THE FUTURE. During 1998, we were also able to plant seeds for the Company's future growth and success. Community Bank opened new branch offices in Albertville, Boaz and Guntersville, Alabama and made preparations for opening in Demopolis, Alabama, for a total of 29 locations. The Company's finance company subsidiary opened four new offices and purchased two offices in Boaz and Gadsden, Alabama. The Company's insurance subsidiary acquired three insurance agencies, including a Birmingham-based agency that serves as a general agency with over 140 Alabama insurance agencies. In addition, we installed new computer software and hardware that will allow us to better serve our customers while addressing potential Year 2000 issues.


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March 30, 1999
Page 2

THE TRUTH ABOUT THE CORR GROUP

         Since the sale of his family's business, Bryan Corr has apparently chosen to focus his efforts on publicly attacking your Company and its management. Regrettably, we believe that the Corr group's actions are the product of self-interest and Bryan Corr's bitterness over being relieved of his duties as a director of Community Bank.

         BRYAN CORR'S RESIGNATION AND DISMISSAL FROM THE BOARD. Bryan Corr resigned as a director of Community Bancshares in January 1999. Now, Mr. Corr has reversed his course and would like for you to re-elect him to that position. We believe that the timing of Mr. Corr's resignation in January was intended to take advantage of federal securities laws that required the Company to publicly file Mr. Corr's self-serving resignation letter, which was full of false and baseless accusations, in an effort to publicly embarrass the Company and its Board of Directors. You should know that in November 1998, Bryan Corr was dismissed from Community Bank's Board of Directors and asked to resign from Community Bancshares' Board of Directors as a result of actions by Mr. Corr that the Board of Directors determined were inappropriate and inconsistent with his duties and responsibilities as a director of the Company.

         THE CORR GROUP WANTS YOU TO PAY FOR THEIR ATTACKS ON THE COMPANY. In their letter, the Corr group claims that they are spending their own money to oppose your Company and its management. They failed to mention that they intend for the Company to reimburse them for the estimated $350,000 they expect to spend to publicly attack your Company and its management. In their recently filed preliminary proxy statement, the Corr group states that:

         "We anticipate that the [Corr] Committee's total expenditures relating to the solicitation will be approximately $350,000. Total expenditures to date have been $130,000. The entire expense ... will be borne by Bryan A. Corr, R.C. Corr, Jr. and/or their affiliates WHO INTEND TO SEEK REIMBURSEMENT FROM THE COMPANY FOR THOSE EXPENSES. The [Corr] Committee does NOT intend to seek stockholder approval for such reimbursement at a subsequent meeting unless stockholder approval is required under Delaware law."

IN OTHER WORDS, BRYAN CORR WANTS YOU TO FOOT THE BILL FOR HIS PUBLIC ATTACKS ON THE COMPANY AND ITS MANAGEMENT, AND HIS EFFORTS TO REGAIN A POSITION FROM WHICH HE RESIGNED A FEW MONTHS AGO.

         REFUSAL TO MAINTAIN CONFIDENTIALITY. Earlier this year, Bryan Corr's parents demanded that we provide them with a list of the names, addresses and share ownership of the Company's stockholders. In order to protect this confidential information, we asked that the Corrs simply agree that they would not misuse the information or improperly disclose it to others. They refused, and chose to file a lawsuit against the Company rather than agree not to misuse or publicize the stockholder information. Ultimately, the Corrs finally agreed to our request for proper use and confidentiality, and, consistent with Delaware law, we provided the Corrs with the stockholder list.

         THESE ARE NOT THE ACTIONS OF A PERSON WHO DESERVES YOUR VOTE TO SERVE AS A DIRECTOR OF THE COMPANY.

March 30, 1999
Page 3

         Thank you for the opportunity to share your Company's success story and our vision for the future, and to provide you with the truth about the letter from the Corr group. I hope that this has been helpful in answering your questions. If you have any further questions, please feel free to contact me.

         We will be sending you additional information about the upcoming Annual Meeting, along with a distinguishable proxy card on which you can register your vote in support of the Company's management and continuation of the Company's success.

         Thank you for your continued support.

                                                   Sincerely yours,



                                                   /s/ Kennon R. Patterson, Sr.
                                                   Chairman, President and
                                                   Chief Executive Officer




CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.